                                              [ALLIANCE GAMING CORPORATION LOGO]

FOR IMMEDIATE RELEASE

                           Investor and Media Contact:          Robert L. Saxton
                                                                Alliance Gaming
                                                                (702) 270-7600

              ALLIANCE GAMING REPORTS FISCAL 2003 EPS OF $0.81 FROM
             CONTINUING OPERATIONS; REVENUES INCREASE 38% TO $407.6
           MILLION; PROVIDES EPS GUIDANCE FOR FISCAL 2004 OF AT LEAST
                                      $1.10

 FOURTH QUARTER REVENUES IMPROVED 40% TO $121.1 MILLION AND EPS FROM CONTINUING
                        OPERATIONS IMPROVED 38% TO $0.30

LAS VEGAS, NEV., AUG. 4, 2003 - Alliance Gaming Corporation (NYSE: AGI) today announced earnings for its fourth fiscal quarter ending June 30, 2003. Income from continuing operations for the fourth quarter totaled $15.0 million, or $0.30 per diluted share, on revenues from continuing operations of $121.1 million. For the comparable quarter ended June 30, 2002, the Company reported income from continuing operations (before one-time tax benefit of $37 million) of $10.8 million, or $0.22 per diluted share, on revenues of $86.5 million. For the fiscal year ended June 30, 2003, income from continuing operations totaled $40.4 million or $0.81 per diluted share, compared to $30.0 million or $0.63 per diluted share for the prior year (before the one-time tax benefit). The fiscal 2002 results included no Federal income tax expense due to the utilization of net operating loss carry forwards and other tax credits. Assuming Federal income taxes had been recognized in fiscal 2002, EPS from continuing operations would have been $0.09 and $0.34 for the quarter and fiscal year ended June 30, 2002, respectively.

Discontinued operations:

As previously announced, the Company has entered into definitive agreements to divest certain non-core assets including its route operations (United Coin Machine Co. and Video Services, Inc.) and its German wall machine and amusement games business unit (Bally Wulff). In July 2003 the Company completed the sale of Bally Wulff and received $16.5 million in cash, and recorded a charge in the June 2003 quarter of $25.4 million for the final write down of the Bally Wulff assets to the sale price, which included a $12.0 million non-cash charge for the recognition of the cumulative translation losses. The sale of the route operations are expected to be completed in calendar 2004.

For purposes of financial reporting, each of these three businesses are now treated as discontinued operations, and their results are presented net of applicable income taxes below Income From Continuing Operations in the accompanying unaudited statements of operations. The net assets of these businesses are now classified as Assets Held For Sale in the accompanying unaudited balance sheets.

Consolidated results for the June 2003 quarter include:

     - Revenues from continuing operations of $121.1 million, an increase of 40% from the $86.5 million in the prior year quarter, led by a 49% increase in revenues at the Bally Gaming and Systems business unit.

     - Operating income from continuing operations of $28.4 million, an increase of 86% from the $15.3 million in the prior year quarter.

     - Income from continuing operations of $0.30 per diluted share, an increase of 38% compared to the prior year quarter of $0.22 per diluted share (or a 232% increase if compared to the pro forma after-tax income of $0.09 per diluted share).

     - Total net income (loss), including discontinued operations and the loss on the sale of Bally Wulff, totaled $(0.23) per diluted share, compared to $0.56 per diluted share in the prior year quarter.

     - EBITDA of $34.5 million, an increase of 76% from the $19.6 million in the prior year quarter, led by a 89% increase at Bally Gaming and Systems.

Consolidated results for the June 2003 fiscal year include:

     - Revenues from continuing operations of $407.6 million, an increase of 38% from the $296.1 million in the prior year.

     - Operating income from continuing operations of $89.9 million, an increase of 57% from the $57.1 million in the prior year.

     - Income from continuing operations of $0.81 per diluted share, an increase of 28% compared to the prior year of $0.63 per diluted share (or a 138% increase if compared to the pro forma after-tax income of $0.34 per diluted share).

     - Total net income, including discontinued operations, totaled $0.39, compared to $1.34 in the prior year.

     - EBITDA of $111.5 million, an increase of 56% from the $71.7 million in the prior year.

The following chart summarizes the quarterly diluted EPS for fiscal year 2003, for continuing operations and discontinued operations and the loss on sale of Bally Wulff:

                                                              Fiscal Year 2003
                                                        Q1      Q2      Q3        Q4      Total
                                                        --      --      --        --      -----
Income from continuing operations                      $0.13   $0.19   $0.19    $ 0.30    $0.81
Income/(loss) discontinued operations                     --    0.05    0.06     (0.02)    0.09
                                                       -----    ----    ----     -----     ----
        Subtotal                                        0.13    0.24    0.25      0.28     0.90

Loss on sale of Bally Wulff                               --      --      --     (0.51)   (0.51)
                                                       -----   ------  -----     -----    -----
         Total                                         $0.13   $0.24   $0.25    $(0.23)   $0.39
                                                       =====   =====   =====    ======    =====

Wt. Avg. Diluted Shares
     Outstanding (in millions)                          49.8    50.3    50.2      50.3     50.1

Cash and Capital Expenditures:

     - As of June 30, 2003, cash and cash equivalents for the Company's continuing operations totaled $40.2 million, which included approximately $3.8 million held for operational purposes in vaults, cages and change banks and $14.5 million held in jackpot reserve accounts. These amounts exclude cash and cash equivalents of the discontinued operations which are now included in Assets Held For Sale.

     - For the quarter ended June 30, 2003, consolidated capital expenditures, including costs to produce proprietary games, totaled $9.3 million compared to $5.2 million for the prior year quarter. The current period capital expenditures were driven by the continued deployment of wide-area progressive and daily-fee games. A total of $1.6 million was incurred for capital expenditures for our discontinued operations.

Other financial highlights:

     - Consolidated net interest expense for the current quarter totaled $6.1 million compared to $6.7 million in the prior year period, resulting from lower interest rates on the Company's term loan facility.

     - Since July 1, 2002, the Company has been recognizing Federal income tax expense based on 35% of pre-tax domestic income and State income taxes at a rate of approximately 2% of domestic income. The fiscal 2002 actual results include no Federal income tax expense as all domestic earnings were offset against net operating loss carry forwards, but does include a one-time tax benefit of $37.0 million for the reduction of previously recorded deferred tax valuation reserves. For fiscal 2003, the discontinued operations are presented net of applicable Federal and State income taxes and the Bally Wulff results are presented net of a tax benefit of $16.8 million from the capital loss resulting from the sale of the business.

Fiscal Year 2004 Guidance:

     - For fiscal 2004, the Company expects earnings from continuing operations of at least $1.10 per diluted share on revenues of approximately $460 million and EBITDA of approximately $130 million. This fiscal year 2004 earnings guidance reflects a 36% increase in earnings per share as compared to $0.81 of earnings from continuing operations for fiscal 2003. This guidance reflects the lower interest expense associated with the anticipated refinancing transaction, but is a non-GAAP financial measure as it excludes the effects of two previously reported items which are anticipated to occur in fiscal 2004, including: 1) the net gain from the sale of the Route Operations of at least $0.60 per share, and 2) an after tax charge of approximately $0.16 per share related to the refinancing transaction including $5 million for the early extinguishment of the 10% Subordinated Notes and $7 million for the non-cash write-off of unamortized debt issue costs.

The Company will hold its conference call on Tuesday, August 5th at 10 a.m. PDT (1 p.m. EDT). Participants may access the call by dialing (719) 457-2629. The Company will also broadcast the conference call over the Internet. Interested parties are asked to log on to the call at www.alliancegaming.com using the Investor Relations tab 10 minutes prior to the start of the call.

                                     ******

SUPPLEMENTAL BUSINESS UNIT DETAIL FOR CONTINUING OPERATIONS

BALLY GAMING AND SYSTEMS QUARTERLY REVENUES INCREASE 49%, OPERATING INCOME INCREASES 98%

The following chart summarizes the financial information for the Bally Gaming and Systems business unit (Dollars in millions):

                                                Three Months Ended       Twelve Months Ended
                                                     June 30,                  June 30,
                                                 2003        2002         2003         2002
                                                 ----        -----        ----         ----
Revenues
     Game sales                                $   57.3    $   33.3     $   188.3    $   105.7
     System sales                                  31.6        20.8          91.6         64.8
     Gaming operations                             14.0        14.8          55.6         53.2
                                               --------    --------     ---------    ---------
        Total revenues                         $  102.9    $   68.9     $   335.5    $   223.7

Gross Margin %                                       57%         53%           57%          56%

Operating Income                               $   26.9    $   13.6     $    82.9    $    47.2
Add back:
  Depreciation & amortization                       4.6         3.1          16.0         10.2
                                               --------    --------     ---------    ---------
EBITDA                                         $   31.5    $   16.7     $    98.9    $    57.4

EBITDA Margin                                        31%         24%           29%          26%

-----------------------------------------------------------------------------------------------
New gaming devices sold                           5,650       4,400        19,635       13,200
Game monitoring units sold                       10,400       9,300        35,500       40,550
End of period installed base of
     WAP and daily-fee games                      4,400       3,635         4,400        3,635
Average installed base of WAP
    and daily-fee games                           4,300       3,680         3,980        3,580
-----------------------------------------------------------------------------------------------

Bally Gaming and Systems business unit reported a 49% increase in revenues over the prior year's quarter. Revenues from sales of gaming devices increased 72% over the prior year's quarter primarily as a result of a 28% increase in the number of units sold and a 11% increase in the average new-unit selling price (excluding OEM games), to $8,400. The increase in the average selling price includes the positive impact from the sale of 92 Monte Carlo premium-priced units as well as other premium-priced branded products.

Bally Systems revenues increased 52% over the prior year quarter driven by a 12% increase in game monitoring units shipped, a 15% increase in the average selling price per unit, and increased sales of software licenses for the industry's leading single-wire TITO solution, eTICKET(TM) as well as its bonusing and promotions software. Bally Systems recurring hardware and software revenues increased to $4.7 million, or $16.9 million for the fiscal year, resulting from the larger base of installed systems.

Gaming Operations revenues decreased 6% compared to the prior year's quarter as a result of a decrease in the average revenue per unit offset by a 17% increase in the average installed base of wide-area progressive (WAP) and daily-fee games deployed, which now total 1,910 and 2,490, respectively. During the quarter we deployed an additional 1,080 WAP and daily-fee games, and had returns totaling 730 games, resulting in a net increase in the installed base of 350 games on a sequential basis as of June 30, 2003 compared to March 31, 2003. The current quarter placements included the continued roll out of the Company's latest WAP offering, "Cash for Life," which in addition to the Nevada link, was launched in both Mississippi and Native American casinos in June, and does not include units placed in Atlantic City which went live in early July.

CASINO OPERATIONS REVENUES INCREASE 4%, OPERATING INCOME INCREASES 7%

The following chart summarizes combined financial information for the Rainbow Casino in Vicksburg, Mississippi, and the Rail City Casino in Sparks, Nevada (Dollars in millions):

                                            Three Months Ended   Twelve Months Ended
                                                 June 30,              June 30,
                                             2003       2002      2003         2002
                                             ----       ----      ----         ----
Revenues
     Rainbow Casino                        $  12.8   $    12.5   $ 50.9       $ 52.2
     Rail City Casino                          5.4         5.1     21.2         20.2
                                           -------   ---------   ------       ------
      Total revenues                       $  18.2   $    17.6   $ 72.1       $ 72.4

Operating Income
     Rainbow Casino                        $   3.9   $     3.7   $ 15.3       $ 17.6
     Rail City Casino                          1.3         1.2      5.0          4.9
                                           -------   ---------   ------       ------
      Total operating income               $   5.2   $     4.9   $ 20.3       $ 22.5

Add back: Depreciation & Amortization
     Rainbow Casino                        $   0.6   $     0.5   $  2.2       $  1.5
     Rail City Casino                          0.3         0.2      1.1          0.6
                                           -------   ---------   ------       ------
      Total depreciation & amortization    $   0.9   $     0.7   $  3.3       $  2.1

EBITDA
     Rainbow Casino                        $   4.5   $     4.2   $ 17.5       $ 19.1
     Rail City Casino                          1.6         1.4      6.1          5.5
                                           -------   ---------   ------       ------
      Total EBITDA                         $   6.1   $     5.6   $ 23.6       $ 24.6

EBITDA Margin
     Rainbow Casino                             35%         33%      34%          37%
     Rail City Casino                           30%         28%      29%          28%

------------------------------------------------------------------------------------
Average Number of Gaming Devices
     Rainbow Casino                            930         975      930          975
     Rail City Casino                          560         530      550          530
                                           -------   ---------   ------       ------
         Total Gaming Devices                1,490       1,505    1,480        1,505
Avg. Number of Table Games                      23          24       23           24
------------------------------------------------------------------------------------

For the quarter, the combined casino operations business unit reported a 4% increase in revenues and a 10% increase in EBITDA. Rail City reported a 5% increase in revenues driven by a 6% increase in the average number of games and a slight increase in slot win. EBITDA at Rail City increased 17% to $1.6 million.

Rainbow Casino reported a 3% increase in revenue compared with the same quarter in fiscal 2002, and represents the second consecutive quarter of revenue growth. Rainbow's EBITDA increased 8% to $4.5 million compared to the prior year quarter.

DISCONTINUED OPERATIONS

The following information is provided for the Company's discontinued operations:

ROUTES

                                                  Three Months Ended     Twelve Months Ended
                                                       June 30,                June 30,
                                                   2003         2002       2003        2002
                                                   ----         ----       ----        ----
Revenues
     Nevada                                      $   50.7     $   52.7   $  202.4    $  208.9
     Louisiana                                        3.7          3.9       14.9        15.1
                                                 --------     --------   --------    --------
       Total revenues                            $   54.4     $   56.6   $  217.3    $  224.0

Operating Income
     Nevada                                      $    1.9     $    3.0   $    7.0    $   13.2
     Louisiana                                        0.5          0.7        2.1         2.3
                                                 --------     --------   --------    --------
       Total operating income                    $    2.4     $    3.7   $    9.1    $   15.5

Add back: Depreciation & Amortization
     Nevada                                      $    3.5     $    3.1   $   13.9    $   11.8
     Louisiana                                          -            -        0.1         0.2
                                                 --------     --------   --------    --------
       Total depreciation & amortization         $    3.5     $    3.1   $   14.0    $   12.0

EBITDA
     Nevada                                      $    5.4     $    6.1   $   20.9    $   25.0
     Louisiana                                        0.5          0.7        2.2         2.5
                                                 --------     --------   --------    --------
      Total EBITDA                               $    5.9     $    6.8   $   23.1    $   27.5

---------------------------------------------------------------------------------------------
Average Number of Gaming Devices
     Nevada                                         7,740        8,290      8,050       8,270
     Louisiana                                        715          710        715         700
                                                 --------     --------   --------    --------
        Total Gaming Devices                        8,455        9,000      8,765       8,970
---------------------------------------------------------------------------------------------

For the Nevada route operations, revenue decreased 4% and EBITDA decreased 12% compared to prior year quarter. The average number of games deployed decreased 7% over the prior year quarter and the average net win per day per gaming machine increased to $70.80 from $69.20. Contributing to the reduced game count were the loss of approximately 300 games which were destroyed in a fire at one large location owned by a third-party. The Company expects to recover its net investment in these games through proceeds from its insurance carrier.

The decrease in revenues at VSI is due to a decrease in net win per day per gaming machine to $58.25 from $59.95 and the number of units deployed remained constant compared to the prior year quarter.

WALL MACHINES & AMUSEMENT GAMES (BALLY WULFF)

                                                    Three Months Ended      Twelve Months Ended
                                                         June 30,               June 30,
                                                     2003        2002        2003        2002
                                                     ----        ----        ----        ----
Revenues                                           $   13.8    $   16.1    $   60.2    $   74.7

Operating Income (loss)                            $  (28.0)   $  (22.5)   $  (27.2)   $  (16.2)
Add back:
Asset impairment charges                               25.4        24.1        25.4        24.1
Depreciation & amortization                             1.3         1.4         2.7         5.3
                                                   --------    --------    --------    --------
EBITDA, excluding non-cash
        impairment charges                         $   (1.3)   $    3.0    $    0.9    $   13.2

-----------------------------------------------------------------------------------------------
Number of New Wall Machines Sold                      1,200       1,700       6,025       9,850
Number of New Wall
   Machines Leased                                    1,920       1,000       5,870       5,380
Installed Base of
   Leased Machines                                    7,100       7,450       7,100       7,450
-----------------------------------------------------------------------------------------------

The Bally Wulff business unit revenues decreased 14% as a result of a 19% increase in revenues from leased games offset by a 31% decrease in new units sold and a 9% decrease in average selling price.

On July 18, 2003, the Company completed a sale of Bally Wulff to a private equity fund for $16.5 million in cash. The Company recorded a charge in the quarter totaling $25.4 million for the final write down of the Bally Wulff assets to the sale price.

                                    * * * * *

The disclosures herein include statements that are "forward looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby. Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company. Future operating results may be adversely affected as a result of a number of factors enumerated in the Company's public reports and prospectuses such as the impact of competition, uncertainties concerning such matters as the Company's high leverage, its ability to service debt, its holding company structure, competition, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, gaming taxes and value added taxes, change in control, and other risk factors listed from time to time in the Company's SEC reports, including but not limited to the most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and is currently the nation's largest gaming machine route operator and operates two casinos. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

                                 (Tables Follow)

                           ALLIANCE GAMING CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In 000's, except per share amounts)

                                                                              Three Months Ended June 30,
                                                                                  2003            2002
                                                                                  ----            ----
Revenues:
   Gaming equipment and systems                                               $    102,929    $     68,876
   Casino operations                                                                18,199          17,584
                                                                              ------------    ------------
                                                                                   121,128          86,460
                                                                              ------------    ------------
Costs and expenses:
   Cost of gaming equipment and systems                                             44,182          32,046
   Cost of casino operations                                                         8,037           7,888
   Selling, general and administrative                                              29,189          21,758
   Research and development costs                                                    5,230           5,212
   Depreciation and amortization                                                     6,096           4,282
                                                                              ------------    ------------
                                                                                    92,734          71,186
                                                                              ------------    ------------
Operating income                                                                    28,394          15,274

Other income (expense):
   Interest income                                                                      40              27
   Interest expense                                                                 (6,181)         (6,758)
   Minority interest                                                                  (526)           (458)
   Other, net                                                                         (244)          1,227
                                                                              ------------    ------------

Income from continuing operations before income taxes                               21,483           9,312
Income tax expense (benefit)                                                         6,437         (38,503)
                                                                              ------------    ------------
   Income from continuing operations                                                15,046          47,815
Discontinued Operations:
   Loss on sale of Wall Machines and Amusement games unit                          (25,358)              -
   Loss from discontinued operations of wall machines and
          amusement games unit, net                                                 (2,348)        (23,552)
   Income from discontinued operations of Nevada Route, net                            944           3,050
   Income from discontinued operations of Louisiana Route, net                         348             393
                                                                              ------------    ------------
Income (loss) from discontinued operations                                         (26,414)        (20,109)
                                                                              ------------    ------------
   Net income (loss)                                                          $    (11,368)   $     27,706
                                                                              ============    ============

Diluted earnings per share
   Continuing operations                                                      $       0.30    $       0.96
   Discontinued operations                                                           (0.53)          (0.40)
                                                                              ------------    ------------
Total                                                                         $      (0.23)   $       0.56
                                                                              ============    ============

Weighted average common and common
   share equivalents outstanding                                                    50,263          49,967

Supplemental Information:
Diluted earnings per share from continuing operations, as reported            $       0.30    $       0.96
   One-time tax benefit                                                                 --           (0.74)
   Federal income tax charge                                                            --           (0.13)(a)
                                                                              ------------    ------------
Diluted earnings per share from continuing operations, as if tax effected     $       0.30    $       0.09
                                                                              ============    ============

Note:

(a) For the quarter ended June 30, 2002, the domestic earnings were offset against net operating loss carry forwards resulting in no Federal income tax expense. Had Federal income tax expense been recorded, the total tax provision would have increased approximately $6.4 million, or $0.13 per share. The earnings for the quarter ended June 30, 2003 include a provision for Federal income taxes.

                           ALLIANCE GAMING CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In 000's, except per share data)

                                                                              Twelve Months Ended June 30,
                                                                                  2003            2002
                                                                                  ----            ----
Revenues:
   Gaming equipment and systems                                               $    335,436    $    223,703
   Casino operations                                                                72,124          72,371
                                                                              ------------    ------------
                                                                                   407,560         296,074
                                                                              ------------    ------------
Costs and expenses:
   Cost of gaming equipment and systems                                            144,352          98,720
   Cost of casino operations                                                        32,643          32,193
   Selling, general and administrative                                              99,071          78,471
   Research and development costs                                                   19,955          15,012
   Depreciation and amortization                                                    21,603          14,570
                                                                              ------------    ------------
                                                                                   317,624         238,966
                                                                              ------------    ------------
Operating income                                                                    89,936          57,108

Other income (expense):
   Interest income                                                                     221             379
   Interest expense                                                                (25,645)        (28,230)
   Minority interest                                                                (2,009)         (1,935)
   Other, net                                                                          242           1,235
                                                                              ------------    ------------

Income from continuing operations before income taxes                               62,745          28,557
Income tax expense (benefit)                                                        22,316         (38,440)
                                                                              ------------    ------------
   Income from continuing operations                                                40,429          66,997

Discontinued Operations:
   Loss on sale of wall machines and amusement games unit                          (25,358)              -
   Loss from discontinued operations of wall machines and
          amusement games unit, net                                                   (895)        (17,167)
   Income from discontinued operations of Nevada Route, net                          4,059          12,580
   Income from discontinued operations of Louisiana Route, net                       1,288           1,439
                                                                              ------------    ------------
Income (loss) from discontinued operations                                         (20,906)         (3,148)
                                                                              ------------    ------------
   Net income                                                                 $     19,523    $     63,849
                                                                              ============    ============

Diluted earnings per share
   Continuing operations                                                      $       0.81    $       1.41
   Discontinued operations                                                           (0.42)          (0.07)
                                                                              ------------    ------------
Total                                                                         $       0.39    $       1.34
                                                                              ============    ============

Weighted average common and common
    share equivalents outstanding                                                   50,139          47,507

Supplemental Information:
Diluted earnings per share, as reported                                       $       0.81    $       1.41
    One-time tax benefit                                                                --           (0.78)
    Federal income tax charge                                                           --           (0.29)(a)
                                                                              ------------    ------------
Diluted earnings per share, as if tax effected                                $       0.81    $       0.34
                                                                              ============    ============

Note:

(a) For the twelve months ended June 30, 2002, the domestic earnings were offset against net operating loss carry forwards resulting in no Federal income tax expense. Had Federal income tax expense been recorded, the total tax provision would have increased approximately $13.9 million, or $0.29 per share for the twelve-month period ended June 30, 2002. The earnings for the twelve-month period ended June 30, 2003 include a provision for Federal income taxes.

                           ALLIANCE GAMING CORPORATION

                        SUMMARY UNAUDITED BALANCE SHEETS
                                   (In 000's)

                                                                               June 30,      June 30,
                                                                                 2003        2002 (a)
                                                                                 ----        --------
                                                 ASSETS
Current assets:
   Cash and cash equivalents                                                  $   40,158    $   33,240
   Accounts and short-term notes receivable, net                                  96,833        60,274
   Inventories, net                                                               32,172        30,434
   Deferred tax assets, net                                                       38,733        27,586
   Other current assets                                                            8,516         8,333
                                                                              ----------    ----------
     Total current assets                                                        216,412       159,867
                                                                              ----------    ----------
Short-term investments (restricted)                                                  864           896
Long-term notes receivable, net                                                   16,440           642
Leased equipment, net                                                             24,124        19,560
Property, plant and equipment, net                                                68,198        60,134
Goodwill, net                                                                     63,291        47,713
Intangible assets, net                                                            29,310        22,139
Assets of discontinued operations held for sale                                  100,737       130,396
Deferred tax assets, net                                                           1,441        17,489
Other assets, net                                                                    580         1,044
                                                                              ----------    ----------
         Total assets                                                         $  521,397    $  459,880
                                                                              ==========    ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                           $   22,912    $   14,323
   Accrued liabilities                                                            30,534        32,954
   Jackpot liabilities                                                            10,604         5,855
   Current maturities of long-term debt                                            3,537         3,990
   Liabilities of discontinued operations held for sale                           13,467        15,110
                                                                              ----------    ----------
      Total current liabilities                                                   81,054        72,232
                                                                              ----------    ----------
Long-term debt, net                                                              341,678       337,809
Deferred tax liabilities                                                           2,625             -
Other liabilities                                                                  3,387         2,620
                                                                              ----------    ----------
         Total liabilities                                                       428,744       412,661
                                                                              ----------    ----------

Minority interest                                                                  1,330         1,233

Total stockholders' equity                                                        91,323        45,986
                                                                              ----------    ----------
         Total liabilities and stockholders' equity                           $  521,397    $  459,880
                                                                              ==========    ==========

(a) The June 30, 2002 balance sheet includes certain reclassifications necessary to conform to the current year presentation, primarily due to the designation of UCMC, VSI and Bally Wulff as discontinued operations held for sale.

                           ALLIANCE GAMING CORPORATION

                   SUMMARY UNAUDITED STATEMENTS OF CASH FLOWS

                                   (In 000's)

                                                                               Twelve Months Ended June 30,
                                                                                 2003               2002
                                                                                 ----               ----
Cash flows from operating activities:
    Net income                                                                $   19,523          $   63,849
    Adjustments to reconcile net income to net
      cash provided by operating activities:
       Income from discontinued operations                                        (4,452)            (20,981)
       Depreciation and amortization                                              21,603              14,570
       Write down of other assets                                                 25,358              24,129
       Deferred income taxes                                                      19,104             (43,377)
       Provision for losses on receivables                                         1,537               2,521
       Other                                                                         379               5,914
    Net change in operating assets and liabilities:
       Accounts and notes receivable                                             (49,728)             (9,401)
       Inventories                                                                (1,211)             (1,946)
       Other current assets                                                        3,545                 523
       Accounts payable                                                            9,728              (4,863)
       Accrued liabilities                                                         1,086                 (82)
                                                                              ----------          ----------
          Net cash provided by operating activities of
              continuing operations                                               46,472              30,856

    Net cash used in investing activities of continuing
         operations                                                              (50,605)            (38,730)

    Net cash provided by (used in) financing activities
       of continuing operations                                                   (1,616)              4,205

Effect of exchange rates changes on cash                                             286                 709

Cash (used in) provided by discontinued operations                                12,381               5,543

Cash and cash equivalents:
       Increase (decrease) for year                                                6,918               2,583
       Balance, beginning of year                                                 33,240              30,657
                                                                              ----------          ----------
       Balance, end of year                                                   $   40,158          $   33,240
                                                                              ==========          ==========

                           ALLIANCE GAMING CORPORATION

OTHER SUPPLEMENTAL INFORMATION

Earnings before interest, taxes, depreciation and amortization and non-cash impairment charges (EBITDA) for the Company's continuing operations are as follows (Dollars in millions):

                                                   Three Months Ended             Twelve Months Ended
                                                        June 30,                       June 30,
                                                        --------                       --------
                                                 2003              2002          2003            2002
                                                 ----              ----          ----            ----
EBITDA FROM CONTINUING OPERATIONS
Bally Gaming and Systems                        $ 31.5            $ 16.7        $ 98.9          $  57.4
Casino Operations                                  6.1               5.6          23.6             24.6
Corporate office expense                          (3.1)             (2.7)        (11.0)           (10.3)
                                                ------            ------        ------          -------
 EBITDA from continuing
     operations                                 $ 34.5            $ 19.6        $111.5          $  71.7
                                                ======            ======        ======          =======

EBITDA FROM DISCONTINUED OPERATIONS
Route Operations                                   5.9               6.8          23.1             27.5
Bally Wulff                                       (1.3)              3.0           0.9             13.2
                                                ------            ------        ------          -------
EBITDA from discontinued operations,
    excluding non-cash asset impairment
     charges                                    $  4.6            $  9.8        $ 24.0          $  40.7
                                                ======            ======        ======          =======

RECONCILIATION OF EBITDA TO NET INCOME FROM CONTINUING OPERATIONS

                                                   Three Months Ended             Twelve Months Ended
                                                        June 30,                       June 30,
                                                        --------                       --------
                                                 2003              2002          2003             2002
                                                 ----              ----          ----             ----
EBITDA                                          $ 34.5            $ 19.6        $111.5          $  71.7
Depreciation and amortization                      6.1               4.3          21.6             14.6
                                                ------            ------        ------          -------
Operating income                                  28.4              15.3          89.9             57.1
Other income (expense)                            (7.0)             (6.0)        (27.2)           (28.5)
Income taxes                                      (6.4)             38.5         (22.3)            38.4
                                                ------            ------        ------          -------
    Net income from continuing
       operations                               $ 15.0            $ 47.8        $ 40.4          $  67.0
                                                ======            ======        ======          =======

We believe that the analysis of EBITDA is a useful adjunct to operating income, net income, cash flows and other GAAP-based measures. However, EBITDA should not be construed as an alternative to net income (loss) or cash flows from operating, investing and financing activities determined in accordance with GAAP or as a measure of liquidity. EBITDA is a common measure of performance in the gaming industry but may not be comparable to similarly titled measures reported by other companies. We disclose EBITDA primarily because it is a performance measure used by management in evaluating the performance of our business units and is one of several performance measures used in our management incentive plan. Additionally, EBITDA is utilized as a performance measure in covenants for our bank credit agreement.